Exhibit 10(uu)

SECOND AMENDMENT
TO THE
MANAGEMENT AGREEMENT
DATED AS OF JUNE 30, 1998

        This Second Amendment to the Management Agreement dated as of June 30, 1998 is effective as of the 1st day of January 2002, by and among ANESTHESIOLOGISTS PROFESSIONAL ASSURANCE COMPANY, a Florida corporation (“Company”), APA MANAGEMENT, INC., a Florida corporation (“Manager”), and FPIC INSURANCE GROUP, INC., a Florida corporation (“FPIC”), hereinafter collectively referred to as “Parties.”

W I T N E S S E T H

        WHEREAS, for good and valuable consideration, the Parties previously entered into a Management Agreement dated as of June 30, 1998 and an Amendment to the Management Agreement dated as of October 7, 1999 (hereinafter collectively referred to as “Management Agreement”); and

        WHEREAS, the Parties desire to amend the Management Agreement in accordance with SECTION TWENTY FOUR of the Management Agreement; and

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the Parties agree and hereto intend to be legally bound as follows:

AMENDMENTS

1. SECTION ONE, Appointment of Manager and Term, Subparagraph B, of the Management Agreement is hereby amended, in its entirety, to read as follows:

“The term of this Management Agreement shall be extended through December 31, 2003. Unless either party has given the other written notice of its election to terminate the term of the Management Agreement on or before April 30 of a given year, beginning with 2003, the Management Agreement shall automatically be extended for one additional year (i.e. if such notice is not given by April 30, 2003, the Management Agreement will be extended through December 31, 2004). The initial term of this Management Agreement, together with any such extension of such initial term, is herein referred to as the “Term”.”

2. SECTION SIX, Expenses, of the Management Agreement is amended, in its entirety, to read as follows:

“In consideration of the receipt of payment by Manager of the compensation described in SECTION SEVEN, Compensation, as amended below, of the Management Agreement, Manager shall be responsible to pay all operating expenses and capital expenses of the Company that Manager reasonably deems necessary to the Company during the Term of this Management Agreement, including, but not limited to: (1) expenses for any new equipment or fixed assets (which, if paid for by Manager, shall be the property of Manager and Manager shall be entitled to retain the same free and clear of any claim of the Company or FPIC upon any termination of the Term); (2) a fixed fee of $600.00 per month for use of Help Desk support provided by FPIC; (3) hourly fees to be computed based on an hourly rate, as determined from time-to-time, multiplied by the number of hours devoted by FPIC Information System staff to system projects, directly or indirectly, relating to the Company, plus related out-of-pocket travel expense; (4) costs associated with one T-1 line connection between the Company and FPIC; (5) brokerage commission up to a 5% maximum; and (6) support costs associated with coordination of the purchase, customization, installation, implementation and operation of the Policy Administration System for the Company. The following amounts shall be the obligation of the Company:

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        (1) Taxes on premiums received.

        (2) Assessments payable to the Florida Insurance Guarantee Fund (“FIGA”) or any other guarantee fund of any other state and other similar or residual expenses, such as assessments or premiums payable to government sponsored risk pools.

        (3) All costs (including consulting expenses) of becoming licensed or admitted to conduct an insurance business in any state (inasmuch as the Company has ceased to be a risk retention group as of the Closing of the Merger Agreement).

        (4) Consulting fees payable pursuant to the Consulting Agreement, as previously defined herein, and as entered into by the Company and Consulting Group of APA, Inc. with respect to certain consulting services to be provided by Consulting Group of APA, Inc. to the Company.

        (5) Allocated Loss Adjustment Expenses of the Company. For purposes of this Agreement “Allocated Loss Adjustment Expenses” shall mean the following:

(a) Fees and related costs of defense counsel;

(b) Court reporting and transcription expenses;

(c) Medical and Economic Consultant and/or Accounting Fees and related costs. (This will not include hourly fees for work performed by Frank Moya, M.D., Elizabeth Moya, Esq., Joan McNulty or Monte Lichtiger, M.D.);

(d) Expert witness fees and expenses;

(e) Other Expenses:

(i)	Certified mail, express mail, courier service and postage;

(ii)	Fax transmission and receipt expenses (as billed to the Company);

(iii)	Travel expenses of outside professionals (including lodging, meals, mileage, parking and airfare);

(iv)	Mediation fees;

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(v)	Arbitration fees;

(vi)	Process server fees;

(vii)	Telephone charges (long distance related to claim);

(viii)	Appeal - related expenses;

(ix)	Research and Data Base access expenses;

(x)	Miscellaneous court expenses;

(xi)	Other similar out of pocket expenses, which under industry practice are typically allocated to an individual claim file of the Company.

        (6) Any state or federal income taxes and any personal property or intangible taxes imposed upon the Company or its property.

        (7) Corporate overhead allocations from FPIC or its affiliates (including but not limited to all costs of compliance with applicable state and federal securities laws, rules and regulations) other than those types of expenses listed in clause (8) immediately below, but, with respect to each such expense, only up to the maximum amount for which Manager is responsible as provided in the table contained in such clause (8).

        (8) The excess amounts (“Excess Amounts”), if any, of the types of expenses listed below over the associated maximum amounts (“Maximum Amounts”) of such expenses for which Manager shall be responsible as set forth below (it being understood that the Company, and not Manager, shall be responsible to pay any such Excess Amounts):

Type of Expense	Maximum Amount for which Manager is Responsible

Department of Insurance Financial
Examination (Tri-Annual)

Department of Insurance Market
Conduct Examination (Tri-Annual)

Expenses of Annual Audit

Expenses of Annual Tax Compliance

Annual Actuarial Expense (both Rate and Reserve
Studies)

Annual Statutory Printing Expense
(135 Books)	110% of cost of previous Examination 115% of cost of previous Examination $20,000 $ 1,000 $25,000 $ 3,300

(9) Intentionally deleted. (10) All interest expense of the Company. (11) Intentionally deleted. 112

        (12) Expense of the Policy Administration System, whether direct or indirect, including, but not limited to, purchase, customization, installation, implementation and operation of the Policy Administration System, is to be paid by the Company. Notwithstanding any other terms or provisions of this Management Agreement, proprietary rights to the Policy Administration System will reside with First Professionals Insurance Company, Inc., a wholly owned subsidiary of FPIC, and upon termination of the Management Agreement, the Manager will have no claim of ownership rights to such Policy Administration System.

        (13) Excess brokerage commission, above the maximum 5% brokerage commission paid by Manager out of management fee compensation, as outlined above, not to exceed reasonable and customary brokerage commission percentages paid in the professional liability insurance industry.”

3. Subparagraphs A (1) and (6) of SECTION SEVEN, Compensation, of the Management Agreement are amended to read as follows:

        “(1) For the management of anesthesiologist business produced by the Company or by the Manager on behalf of the Company, Manager shall receive annual compensation consisting of an annual 4% claims management fee and an annual service fee. The annual service fee shall be based on a percentage of direct earned premium, defined as direct earned premium, net of refunds, not net of ceded reinsurance, and excluding assumed reinsurance, premiums under fronting arrangements and premiums under inter-company pooling agreements. The annual service fee is to be calculated in accordance with the following schedule:

Direct Earned Premium

From $0 $8 Million Over $10 Million	To $8 Million $10 Million	Annual Service Fee 10.5% 7.0% 6.0%

        (6) Fees and commissions referred to in subparagraphs (1) through (5) above are based on a percentage of direct earned premium, defined as direct earned premium, net of refunds, not net of ceded reinsurance, and excluding assumed reinsurance, premiums under fronting arrangements and premiums under inter-company pooling agreements, payable monthly as premium is earned, but subject to appropriate reimbursement to the Company under circumstances and in the amounts provided in SECTION EIGHT, Compensation Refunds, below. Such direct earned premium shall not include premium on policies written or earned on or prior to December 31, 2001 for which management fees have already been paid under the provisions of the Management Agreement. Manager shall submit monthly a full accounting of fees and commissions earned and collected by Manager under the Management Agreement.”

4. The following subparagraphs are added to SECTION SEVEN, Compensation, of the Management Agreement:

        “(7) Fronting Fee. Manager will be paid compensation equal to 7% of fronting fees earned from fronted business produced by the Company or by the Manager on behalf of the Company.

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        (8) Financial Targets. The Parties hereby acknowledge that gross and net premiums written of the Company shall remain consistent with planning submissions, such planning submissions having been submitted to and approved by FPIC, beginning in fiscal year 2002. Any material deviations from such approved planning submissions must be pre-approved by FPIC. FPIC reserves the right to modify gross and net premiums written targets and affected financial targets. Parties hereby further acknowledge the fiscal year 2002 financial targets set forth as Exhibit A attached hereto, and agree to submit for review and approval 2003 financial targets.”

5. SECTION NINE, Incentive Performance Plan, of the Management Agreement is amended in its entirety, to read as follows:

        “(A) In the event that the adjusted target income, defined as pre-tax net income less investment income (loss) and realized investment gains (losses) (the “Adjusted Target Income”) is above the target set forth in the financial targets, attached hereto as Exhibit A for fiscal year 2002, Manager shall be entitled to receive as an incentive fee equal to 10% of the excess above the target (“Incentive Fee.) The Incentive Fee, if any, due to Manager shall be paid within ten (10) days after the Adjusted Target Income of the Company is calculated for the applicable year, but in any event no later than April 10 of the year immediately following such applicable year.

        (B) In the event that the Adjusted Target Income is below the target, Manager’s Management Fee shall be reduced by 25% of the deficiency below the target. A deficiency adjustment, if any, to the Management Fee shall be made within ten (10) days after the Adjusted Target Income of the Company is calculated for the applicable year, but in any event no later than April 10 of the year immediately following such applicable year.

6. SECTION TWENTY-ONE, Notices, is amended as follows:

“If to Company:

Anesthesiologists Professional Assurance Company 1320 South Dixie Highway, Suite 1060 Coral Gables, Florida 33146 Attention: Frank Moya, M.D.

If to Manager:

APA Management, Inc. 1320 South Dixie Highway, Suite 1060 Coral Gables, Florida 33146 Attention: Gene C. Witherspoon

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If to FPIC:

FPIC Insurance Group, Inc. 225 Water Street, Suite 1400 Jacksonville, Florida 32202 Attention: Roberta Goes Cown”

        This Amendment is made a part of and is hereby incorporated by reference into the Management Agreement. Where the terms of this Amendment conflict with the terms of the Agreement the terms of the Amendment shall be controlling. All other terms and provisions of the Management Agreement remain in full force and effect.

(Signatures on next page)

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

FPIC INSURANCE GROUP, INC.		APA MANAGEMENT, INC.
By: Name: Title:	/s/ John R. Byers John R. Byers President and Chief Executive Officer	By: Name: Title:	/s/ Frank Moya Frank Moya Chairman

ANESTHESIOLOGISTS PROFESSIONAL ASSURANCE COMPANY
By: Name: Title:	/s/ Gene Witherspoon Gene Witherspoon President

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EXHIBIT A

2002 FINANCIAL TARGETS

1.	GAAP Net Income
	Pre-Tax	$2.970M
	After Tax	$2.159M

2.	Adjusted Target Income

	Adjusted Target Income =
	Pre-Tax Net Income less
	Investment Income (Loss)
	and Realized Investment
	Gains (Losses)	$ 199,317

3.	Loss Ratio	86.5%

	Should FPIC determine a Loss Ratio higher than an actuarially required Loss ratio is appropriate, Manager will receive a proportional adjustment to Adjusted Target Income. If it is determined that an 86.5% Loss Ratio is not actuarially sufficient, no adjustment will be made to Adjusted Target Income.

4.	Expenses Ratio	12%

5.	Combined Ratio	98.5

6.	Return on Equity	8.5%

7.	Dividend Payable	$1.5M payable Second Quarter of 2002

8.	Loss and LAE Reserves	Within 1% of Independent Actuary’s mid-point

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